Exhibit 99.1

HMN Financial, Inc. Announces Closing of Sale of Toledo, Iowa Branch of Home Federal Savings Bank

ROCHESTER, Minn.--(BUSINESS WIRE)--March 16, 2012--HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $790 million (as of December 31, 2011) holding company for Home Federal Savings Bank (Home Federal or Bank), today announced that the closing of the Bank’s previously announced sale to Pinnacle Bank of Marshalltown, Iowa (Pinnacle) of substantially all of the assets associated with the Toledo, Iowa branch (the Branch) of Home Federal and the assumption by Pinnacle of substantially all deposit liabilities of the Branch. Home Federal will continue to own and operate its other Iowa and Minnesota branches. The transaction was funded with available cash assets. The sale is expected to result in a one-time gain of approximately $550,000 in the first quarter of 2012 and a decrease in the Bank’s overall assets of approximately $37 million.

“We are pleased to announce the completion of the sale of our Toledo Branch to a local bank,” said Bradley Krehbiel, President of Home Federal Savings Bank. “The sale and the related gain improve the Bank’s core capital position and allow us to focus our efforts in the other markets that we serve.”

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated gain on sale and decrease in assets therefrom. These statements may be identified by such forward-looking terminology as expect, intent, look, believe, anticipate, estimate, project, seek, may, will, would, could, should, trend, target and goal or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the compilation of final closing date account information, completion of the Company’s quarterly financial, accounting, and tax closing process, preparation of Company and Bank financial statements for the period in which the transaction occurred and review of such financial statements by the Company’s independent registered public accounting firm.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel
President
507-252-7169